Virtual Medical Centre Limited
PO Box 1173
Osborne Park
WA
6916

CJR Media Pty Ltd
PO Box 707
Bondi Junction
1355
NSW
Australia

Date 1 April 2009

Dear Cliff

NON EXECUTIVE DIRECTOR AND CONSULTING AGREEMENT BETWEEN CJR MEDIA PTY LTD AND VIRTUAL MEDICAL CENTRE PTY LTD (VMC)

I am pleased to confirm our invitation to you, as Director of CJR Media Pty Ltd (ABN 71245086185) to join Virtual Medical Centre (ACN 097593587) as an Independent Non Executive Director and Consultant.

The terms and conditions of your appointment are to be as follows and, in the event of any conflict between the terms of this letter of appointment and those of any other document, agreement or arrangement (whether referred to herein or not), I confirm that the terms of this letter of appointment are to prevail:

1.	Appointment:

As an Independent Non Executive Director and Consultant your performance will be reviewed in accordance with processes agreed by the Board from time to time. You agree to participate in such reviews.

Termination by either party requires 30 days written notice.

2.	Duties:

Your duties will include, but are not restricted to, participation in: Board Meetings, Strategy Development, Partnership discussions, Capital raising processes, Revenue generating strategies, processes / controls, and exit strategy.

3.	Independence and other interests:

You will act in the best interests of the company as a whole. Any potential conflicts of interest, should they arise, will be made known to the Board of VMC.

4.	Remuneration and Expenses:

A Directors fee of $20,000 p.a. plus GST plus a consulting fee of $46,000 p.a. plus GST will be paid starting 1 April 2009 (which is hereby agreed as your appointment date). Funds will be deposited on the 1st of each month into a nominated account, details of which are to be provided to us.  Unless agreed otherwise this fee will increase by the CPI annually on the anniversary date.

In addition you will receive 3,383,774 share options at 50c per share. The options will be issued to your nominee being Clifro Pty Ltd (ACN 081510643) in its capacity as a trustee of Cliffro Trust.

VMC will take out Directors and Officers Liability insurance on behalf of Clifford Rosenberg.

You are entitled to be paid other expenses you properly incur concerning VMC affairs, including but not limited to all expenses associated with travel, accommodation and incidentals.

5.	Access to Company Documents:

Under the Corporations Act, Directors have a right of access to financial records.

6.	Confidential Information:

All information obtained (under whatever circumstances) by yourself or VMC (which includes all directors, office holders, employees, advisors or agents thereof) is confidential information of VMC and must not be released, either during your appointment or following termination (by whatever means) to third parties without prior clearance from VMC, or as required by law.  Such information must only be used for the purpose of performing your duties and not for any other purpose.  All such information must be returned to VMC upon termination of your appointment and, if requested by VMC, you must certify that you no longer have access to or records of any such information.  The requirements of this clause shall not apply to any information that is in the public domain other than as a result of a breach by either Party of this and/or any other an obligation of confidence between the Parties.

Yours sincerely

Wayne Hughes Managing Director Signature:
Date:

Acknowledgement

I, Clifford Rosenberg, as Director of CJR Media Pty Ltd, hereby accept the terms of appointment set out in this letter.

Signature:
Full Name:
Date: